EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Materialise NV:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-197236 and No. 333-212445) and Form F-3 (No. 333-213649 and No. 333-258949) of Materialise NV (the Company), of our reports dated April 29, 2022, with respect to the consolidated statements of financial position of the Company as of December 31, 2021 and 2020, the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity, and consolidated cash flow statements for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2021.

Our report dated April 29, 2022 on the consolidated financial statements, refers to our audit of the adjustments that were applied to revise the 2019 consolidated financial statements to retrospectively reflect the final accounting of a business combination, as more fully described in Notes 2 and 4 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2019 consolidated financial statements of the Company other than with respect to such adjustments.

Our report dated April 29, 2022, on the effectiveness of internal control over financial reporting as of December 31, 2021, expresses our opinion that Materialise NV did not maintain effective internal control over financial reporting as of December 31, 2021 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the following material weakness has been identified:

—	Ineffective monitoring processes to assess the consistent operation of internal control over financial reporting, including due to a lack of resources.

KPMG Bedrijfsrevisoren – KPMG Réviseurs d’Entreprises BV/SRL

/s/ Gotwin Victor Jaak Jackers

Zaventem, Belgium

April 29, 2022